Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, February 19, 2016 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.089795 per unit, payable on March 28, 2016, to unitholders of record on February 29, 2016. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.089795 per unit is higher than the $0.066479 per unit distributed last quarter. As compared to the previous quarter, the prices for both oil and natural gas have decreased and the volume of natural gas produced and included in the current distribution has decreased, while the volume of oil produced and included in the current distribution has increased. This distribution is lower than the $0.310096 per unit distributed in the comparable quarter in 2015. As compared to the comparable quarter in 2015, the prices for both oil and natural gas and the volumes of both oil and natural gas produced and included in the current distribution decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

A copy of Marine’s 2015 tax information is expected to be posted on Marine’s website by March 1, 2016.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Southwest Bank, Trustee
Toll Free – 1.855.588-7839